EXHIBIT 99.18

                                 Robin N. Gable
                                  27181 Combe
                            Mission Viejo, CA 92692


January 10, 2002


Mark  Baker
Loch  Harris,  Inc.
8303  N.  Mopac,  Suite  A-101
Austin,  TX  78759

Dear  Mark:

In accordance with my letter dated 11/19/01, please accept this letter as termination of any Independent Contractor Agreement with ChemTech/PMR, Inc., effective 12/31/01.

As of 1/1/02 I have returned to doing business as PMR. The principles have been notified and will be issuing termination notices to ChemTech/PMR, Inc. and new contracts to PMR. Additionally, the other Independent contractors, RPL Sales and Alberto Cuenca have terminated their contracts with ChemTech/PMR, Inc. All sales made from 1/1/02 will be credited to PMR. THE CTPMR domain name will not be used by PMR.

PMR will assume responsibility for all expenses received after 1/1/02, associated with opening the business. All utilities and accounts in ChemTech/PMR, Inc. name will be closed or transferred to PMR as soon as possible.

Upon receipt, income due from sales made prior to 12/31/01 will be deposited into the ChemTech/PMR, Inc. Bank of America account. Distributions to the various contractors in accordance with their individual contracts will be made monthly from these funds. Any accounts payables incurred prior to 12/31/01 will also be paid from above deposits and from sale of existing inventory.

I have enjoyed my association with ChemTech/PMR, Inc. and Loch Harris and wish you all the best for the future.

Sincerely,

/s/  Robin  G.  Gable

Robin  G.  Gable


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